American Safety Insurance Holdings, Ltd.
Reports Second Quarter Financial Results

HAMILTON, Bermuda, August 3, 2011 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported net earnings of $4.1 million for the three months ended June 30, 2011, or $0.38 per diluted share, as compared to $6.2 million, or $0.58 per diluted share, for the same period of 2010.

Financial highlights for the quarter included1:

•	Net earned premiums increased 25% to $59.2 million
•	Property losses from U.S. storms were $5.1 million ($3.3 million after tax), contributing approximately 9 points to the combined ratio
•	The combined ratio was 105.8% compared to 99.4%
•	Operating cash flow was $8.1 million compared to $24.7 million
•	Book value was $29.76 per diluted share versus $29.00 at December 31, 2010

1All comparisons are with the same period last year unless stated otherwise.

Second Quarter Results

Total revenues in the quarter increased to $68.2 million from $56.8 million in 2010 primarily due to increases in net earned premiums across all insurance divisions.  Investment income increased to $8.1 million while net realized gains and fee income decreased slightly.

The combined ratio of 105.8% consists of a loss ratio of 67.4% and an expense ratio of 38.4%, compared to 61.9% and 37.5%, respectively, for the same quarter of 2010.  The loss ratio includes the impact from U.S. storm losses of $5.1 million, composed of $4.1 million in the ART division and $1.0 million in the E&S division. The increase in the expense ratio was primarily attributable to lower fronting fees in the ART division.

For the three months ended June 30, 2011, net operating earnings of $3.9 million compares to $5.7 million for the same quarter 2010.  The decrease in net operating earnings is primarily due to the U.S. storm losses noted above.  Net operating earnings (loss) is a non-GAAP financial measure defined by the Company as net earnings adjusted for net realized gains (losses), net of applicable taxes.

Year to Date Results

Net earnings for the six months ended June 30, 2011 were $12.0 million, or $1.11 per diluted share, compared to $12.7 million, or $1.19 per diluted share for the same period in 2010.  Net earned premiums year to date increased 26% to $113.5 million.  Pre-tax net realized gains on investments for the six months ended June 30 were $11.3 million compared to $1.5 million during the same period in 2010.

The combined ratio was 111.0%, composed of a loss ratio of 72.3% and an expense ratio of 38.7%.  The increase in the loss ratio to 72.3% from 60.6% for the 2010 period is primarily due to catastrophe losses in the first quarter of $5 million and losses attributable to U.S. storms of $5.1 million in the second quarter.  The decrease in the expense ratio to 38.7% for the six months ended June 30, 2011 from 40.2% in the same period in 2010 is due primarily to economies of scale associated with increased net earned premiums.

Invested assets increased 5.5% to $863.1 million at June 30, 2011 from $818.5 million at December 31, 2010.  The pre-tax book yield realized during the six months on the investment portfolio was 3.7% compared to 4.1% for the same period in 2010.

Book value at June 30, 2011 increased to $29.76 per diluted share compared to $29.00 at December 31, 2010.  Since December 31, 2010, the Company has repurchased 105,033 shares at an average price of $18.97 per share.  There are 239,267 shares remaining under the current repurchase authorization.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer said, “The unprecedented U.S. storm activity during the second quarter negatively impacted financial results for the property and casualty insurance industry.  While our losses did impact the quarterly results, they represented only 1% of our capital on an after tax basis.  We continue our product diversification, which has been the driver of our premium growth, and the steady improvement in our expense ratio.”

Conference Call

A conference call to discuss second quarter 2011 results is scheduled for Thursday, August 4, 2011 at 9:00 a.m. (Eastern Daylight Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.com.  If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call.  A transcript of the call will be available on the Company’s website beginning several days after the call.

This report contains forward-looking statements.  The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including catastrophe and other losses.  Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including developments in loss trends and adequacy and changes in loss reserves and actuarial assumptions.

About Us:
For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc..  As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:
American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Patrick Driscoll, CPA, CPCU
scrim@amsafety.bm	patrick.driscoll@amsafety.com
(441) 296-8560	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries
Financial and Operating Highlights
(Unaudited) (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
INCOME STATEMENT DATA: Revenues:
Direct earned premiums	$60,801	$60,976	$118,456	$116,718
Assumed earned premiums	13,851	9,270	25,135	18,290
Ceded earned premiums	(15,502)	(23,006)	(30,073)	(44,800)
Net earned premiums	59,150	47,240	113,518	90,208

Net investment income	8,050	7,929	15,486	15,834
Net realized gains	194	509	11,302	1,520
Fee income	786	1,155	1,651	2,248
Other income	12	10	23	30
Total revenues	68,192	56,843	141,980	109,840

Expenses:
Losses and loss adjustment expenses	39,869	29,251	82,129	54,652
Acquisition expenses	13,347	8,995	25,208	18,825
Other underwriting expenses	10,171	9,849	20,370	19,676
Interest expense	354	685	740	1,444
Corporate and other expenses	918	751	1,638	1,466
Total expenses	64,659	49,531	130,085	96,063

Earnings before income taxes	3,533	7,312	11,895	13,777
Income tax expense (benefit)	(549)	950	(581)	851
Net earnings	4,082	6,362	12,476	12,926
Less: Net earnings attributable to the non-controlling interest	30	199	523	256

Net earnings attributable to ASIH, Ltd.	$4,052	$6,163	$11,953	$12,670

Net earnings per share:
Basic	$0.39	$0.60	$1.15	$1.23
Diluted	$0.38	$0.58	$1.11	$1.19

Weighted average number of shares outstanding:
Basic	10,429,188	10,246,100	10,436,848	10,288,718
Diluted	10,764,542	10,589,708	10,776,398	10,616,956

Loss ratio	67.4%	61.9%	72.3%	60.6%
Expense ratio	38.4%	37.5%	38.7%	40.2%
Combined ratio	105.8%	99.4%	111.0%	100.8%

Net operating earnings:
Net earnings attributable to ASIH, Ltd.	$4,052	$6,163	$11,953	$12,670
Less: Realized investment gains, net of taxes	146	431	11,208	1,173
Net operating earnings	$3,906	$5,732	$745	$11,497

	At
BALANCE SHEET DATA:	6/30/2011	12/31/2010
	(unaudited)
Total investments	$863,081	$818,450
Total assets	1,265,324	1,221,253
Unpaid losses and loss adjustment expenses	667,644	649,641
Total liabilities	941,084	902,719
Total shareholders’ equity	324,240	318,534

Book value per share-diluted	$29.76	$29.00

American Safety Insurance Holdings, Ltd. and Subsidiaries
 Segment Data
(Unaudited) (Dollars in thousands)

	Three Months Ended June 30, 2011
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$43,929	$23,923	$15,028	$(1)	$82,879
Net earned premiums	29,085	15,616	14,450	(1)	59,150
Fee & other income	(5)	770	-	33	798

Losses & loss adjustment expenses	17,885	12,830	9,153	1	39,869
Acquisition & other underwriting expenses	13,216	6,148	4,292	(138)	23,518
Underwriting profit (loss)	(2,021)	(2,592)	1,005	169	(3,439)

Net investment income	5,081	1,232	1,586	151	8,050
Pre-tax operating income (loss)	3,060	(1,360)	2,591	320	4,611

Net realized gains					194
Interest and corporate expenses					1,272
Earnings before income taxes					3,533
Income tax benefit					(549)
Net earnings					$4,082
Less: Net earnings attributable to the non-controlling interest					30
Net earnings attributable to ASIH, Ltd.					$4,052

Loss ratio	61.5%	82.2%	63.3%	NM	67.4%
Expense ratio	45.5%	34.4%	29.7%	NM	38.4%
Combined ratio	107.0%	116.6%	93.0%	NM	105.8%

	Three Months Ended June 30, 2010
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$36,478	$23,885	$12,215	$-	$72,578
Net earned premiums	24,242	12,901	10,097	-	47,240
Fee & other income	203	873	55	34	1,165

Losses & loss adjustment expenses	13,720	8,479	7,052	-	29,251
Acquisition & other underwriting expenses	11,918	3,687	2,896	343	18,844
Underwriting profit (loss)	(1,193)	1,608	204	(309)	310

Net investment income	5,385	1,139	1,178	227	7,929
Pre-tax operating income (loss)	4,192	2,747	1,382	(82)	8,239

Net realized gains					509
Interest and corporate expenses					1,436
Earnings before income taxes					7,312
Income tax expense					950
Net earnings					$6,362
Less: Net earnings attributable to the non-controlling interest					199
Net earnings attributable to ASIH, Ltd.					$6,163

Loss ratio	56.6%	65.7%	69.8%	NM	61.9%
Expense ratio	48.3%	21.8%	28.1%	NM	37.5%
Combined ratio	104.9%	87.5%	97.9%	NM	99.4%

American Safety Insurance Holdings, Ltd. and Subsidiaries
 Segment Data
(Unaudited) (Dollars in thousands)

	Six Months Ended June 30, 2011
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$79,924	$45,801	$31,500	$(1)	$157,224
Net earned premiums	57,079	29,971	26,469	(1)	113,518
Fee & other income	-	1,630	-	44	1,674

Losses & loss adjustment expenses	35,638	21,844	24,647	-	82,129
Acquisition & other underwriting expenses	26,326	12,461	7,211	(420)	45,578
Underwriting profit (loss)	(4,885)	(2,704)	(5,389)	463	(12,515)

Net investment income	9,896	2,352	2,935	303	15,486
Pre-tax operating income (loss)	5,011	(352)	(2,454)	766	2,971

Net realized gains					11,302
Interest and corporate expenses					2,378
Earnings before income taxes					11,895
Income tax benefit					(581)
Net earnings					$12,476
Less: Net earnings attributable to the non-controlling interest					523
Net earnings attributable to ASIH, Ltd.					$11,953

Loss ratio	62.4%	72.9%	93.1%	NM	72.3%
Expense ratio	46.1%	36.1%	27.2%	NM	38.7%
Combined ratio	108.5%	109.0%	120.3%	NM	111.0%

	Six Months Ended June 30, 2010
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$66,106	$42,119	$23,670	$-	$131,895
Net earned premiums	46,394	24,064	19,750	-	90,208
Fee & other income	349	1,704	171	54	2,278

Losses & loss adjustment expenses	26,883	14,894	12,876	(1)	54,652
Acquisition & other underwriting expenses	23,428	8,424	5,971	678	38,501
Underwriting profit (loss)	(3,568)	2,450	1,074	(623)	(667)

Net investment income	10,834	2,268	2,266	466	15,834
Pre-tax operating income (loss)	7,266	4,718	3,340	(157)	15,167

Net realized gains					1,520
Interest and corporate expenses					2,910
Earnings before income taxes					13,777
Income tax expense					851
Net earnings					$12,926
Less: Net earnings attributable to the non-controlling interest					256
Net earnings attributable to ASIH, Ltd.					$12,670

Loss ratio	57.9%	61.9%	65.2%	NM	60.6%
Expense ratio	49.8%	27.9%	29.4%	NM	40.2%
Combined ratio	107.7%	89.8%	94.6%	NM	100.8%